Exhibit 99.1

Globecomm Reports Fiscal 2013 Second Quarter and Six

Month Financial Results

HAUPPAUGE, N.Y.—(BUSINESS WIRE)—February 6, 2013— Globecomm Systems Inc. (NASDAQ:GCOM), a leading communications solutions provider, today reported financial results for the fiscal 2013 second quarter and six months ended December 31, 2012. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA and adjusted diluted net income per common share, both non-GAAP financial measures, for which the Company provides detailed reconciliations in the attached tables. The following are highlights:

Revenues ($M)

	Q2 FY13	Q2 FY12	% Change	6 Months FY13	6 Months FY12	% Change
Service	$50.2	$54.7	(8.2)	$97.3	$104.9	(7.2)
Infrastructure solutions	$29.6	$40.5	(27.1)	$63.6	$61.3	3.7

Consolidated	$79.7	$95.2	(16.2)	$160.9	$166.2	(3.2)

GAAP Results ($M except EPS)

	Q2 FY13	Q2 FY12	% Change	6 Months FY13	6 Months FY12	% Change
Net income	$3.8	$9.3	(58.6)	$6.5	$18.6	(65.0)
Diluted EPS	$0.17	$0.41	(58.5)	$0.28	$0.82	(65.9)

Non-GAAP Results ($M except EPS)

	Q2 FY13	Q2 FY12	% Change	6 Months FY13	6 Months FY12	% Change
Adjusted EBITDA	$9.8	$12.0	(18.3)	$17.8	$20.2	(11.9)
Adjusted Diluted EPS	$0.17	$0.23	(26.1)	$0.28	$0.35	(20.0)

Fiscal Year 2013 Second Quarter Results

Revenues for the Company’s fiscal 2013 second quarter were $79.7 million as compared to $95.2 million in the same period last year, a decrease of 16.2%. Revenues from services were $50.2 million as compared to $54.7 million in the same period last year, a decrease of 8.2%. The decrease in service revenues reflects a decrease in our access service offering in the government marketplace due to the reduction of services in Iraq. Revenues from infrastructure solutions were $29.6 million as compared to $40.5 million in the same period last year, a decrease of 27.1%. The decrease in infrastructure revenues was due to reduction in revenue milestones under a major government program, which contributed $7.2 million in the second quarter as compared to $14.1 million in the same period last year.

Net income for the Company’s fiscal 2013 second quarter was $3.8 million, or $0.17 of diluted net income per common share, compared to net income of $9.3 million or $0.41 of diluted net income per common share in the same period last year. During the second quarter of fiscal 2012, the Company recorded a gain for the change in fair value of the ComSource earn-out as a result of a reduction in ComSource’s actual results and forecasted performance. In accordance with GAAP, this change in the fair value of the earn-out resulted in a $4.1 million ($0.18 per diluted share) gain to net income. Adjusted diluted net income per common share for the second quarter of fiscal year 2013 was $0.17 compared to $0.23 in the same period last year. The reduction in adjusted diluted net income per common share was primarily driven by the reduction of revenues in both operating segments, partially offset by reductions in other operating expenses based on certain cost cutting initiatives.

Adjusted EBITDA for the second quarter of 2013 was $9.8 million as compared to $12.0 million in the same period last year. The Company’s operating cash flow for the quarter was $8.0 million as compared to $8.8 million in the same period last year.

Fiscal Year 2013 Six Month Results

Revenues for the Company’s fiscal 2013 six months ended December 31, 2012 were $160.9 million as compared to $166.2 million in the same period last year, a decrease of 3.2%. Revenues from services were $97.3 million as compared to $104.9 million in the same period last year, a decrease of 7.2%. The decrease in service revenues reflects a decrease in our access service offering in the government marketplace due to the reduction of services in Iraq. Revenues from infrastructure solutions were $63.6 million as compared to $61.3 million in the same period last year, an increase of 3.7%. The increase in infrastructure revenues was primarily driven by the achievement of revenue milestones under a major government program.

Net income for the Company’s fiscal 2013 six months ended December 31, 2012 was $6.5 million or $0.28 of diluted net income per common share compared to net income of $18.6 million, or $0.82 of diluted net income per common share in the same period last year. During the six months ended December 31, 2011, the Company recorded a gain for the change in fair value of the ComSource earn-out as a result of changes in ComSource’s actual results and forecasted performance. In accordance with GAAP, this change in the fair value of the earn-out resulted in a $10.6 million ($0.47 per diluted share) gain to net income. Adjusted diluted net income per common share for the fiscal year 2013 six months ended December 31, 2012 was $0.28 as compared to $0.35 in the same period last year. The reduction in adjusted diluted net income per common share was primarily driven by the reduction of service revenues, partially offset by reductions in other operating expenses based on certain cost cutting initiatives.

Adjusted EBITDA for the six months ended December 31, 2012 decreased to $17.8 million as compared to $20.2 million in the same period last year. The Company’s operating cash flow for the six months ended December 31, 2012 was $14.7 million as compared to $14.6 million in the same period last year.

Management’s Review of Results and Expectations

David Hershberg, Chairman and CEO, said: “This has been a challenging year for the Company due to a number of delays and uncertainties in awarding US Government contracts. We believe that when the budget is passed at a reasonable level that we will be in a good position moving forward. The Company’s diversified portfolio is helping to mitigate the effects of the current reduction in Government spending resulting from troop draw downs in Iraq and Afghanistan. While we continue to face some U.S. Government budget and economic headwinds, we remain focused on executing on our overall business plan and vision as we explore strategic alternatives to maximize shareholder value.”

Keith Hall, President and COO, added: “The Company continues to invest in a number of strategic initiatives including our Tempo Enterprise Media Platform and our Hosted Switch platforms, as we continue to increase the value proposition of our global network and our vision as an end to end data management services company. We continue to leverage this value proposition to enter new markets, as we diversify our customer base and build our recurring revenue streams. Most recently we have begun to leverage our capabilities within the Cyber Security arena. As Dave points out, this diversity continues to help mitigate the contraction of our business in Iraq and Afghanistan. Looking forward, I remain excited about our opportunities to grow.”

Management’s Current Expectations for the Fiscal Year Ending June 30, 2013

Globecomm currently expects the following financial results for the fiscal year 2013:

•	Consolidated revenues to be between $320 and $340 million.

•	Services segment revenues to be between $200 and $210 million.

•	GAAP diluted net income per common share to be between $0.66 and $0.71.

•	Adjusted EBITDA to be between $40 and $42 million.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense, non-cash stock compensation expense, and earn-out fair value adjustments. Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under an accounting pronouncement on business combinations, acquisition related costs are required to be expensed rather than capitalized, and changes to the fair value of earn-out payments must be recognized in earnings. Therefore, the exclusion of the earn-out fair value adjustments in the adjusted EBITDA calculation provides better comparability.

Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between GAAP net income and adjusted EBITDA is provided in a table immediately following the Condensed Consolidated Balance Sheets.

Reconciliation of adjusted diluted net income per common share excludes earn-out fair value adjustments, which is. not in accordance with GAAP. However, Globecomm believes this measure provides greater transparency by helping illustrate comparability between current and prior periods. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.

About Globecomm Systems

Globecomm Systems Inc. (“we”, “our”, “us” or “Globecomm”), is a leading global communications solutions provider. Employing our expertise in emerging communication technologies, including satellite and other transport mediums, we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We focus this value proposition in selective vertical markets, including government, wireless, media, enterprise and maritime. As a communications solutions provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters or government offices. We currently have customers for which we are providing these solutions in the United States, Europe, South America, Africa, the Middle East and Asia.

Based in Hauppauge, New York, Globecomm also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including without limitation under the captions ‘‘Risk Factors’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.

SOURCE: Globecomm Systems Inc.

For Globecomm Investor Relations information:

Matthew Byron, 631-457-1301

Senior Vice President, Corporate Office IR/M&A

ir@globecommsystems.com

or

Globecomm Systems Inc.

45 Oser Avenue

Hauppauge, NY 11788

Phone: 631-231-9800; Fax: 631-231-1557

Web: http://www.globecommsystems.com

-Financial tables follow-

Globecomm Systems Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Revenues from services	$50,172	$54,652	$97,344	$104,891
Revenues from infrastructure solutions	29,567	40,538	63,558	61,269

Total revenues	79,739	95,190	160,902	166,160

Costs and operating expenses:
Costs from services	33,779	35,821	65,783	69,786
Costs from infrastructure solutions	26,707	36,370	58,779	54,492
Selling and marketing	4,418	4,855	8,706	9,448
Research and development	986	1,748	1,939	3,504
General and administrative	7,911	8,391	15,606	16,734
Earn-out fair value adjustments	—	(4,100)	—	(10,574)

Total costs and operating expenses	73,801	83,085	150,813	143,390

Income from operations	5,938	12,105	10,089	22,770
Interest income	82	57	167	112
Interest (expense)	(103)	(157)	(217)	(322)

Income before income taxes	5,917	12,005	10,039	22,560
Provision for income taxes	2,088	2,755	3,534	3,983

Net income	$3,829	$9,250	$6,505	$18,577

Basic net income per common share	$0.17	$0.42	$0.29	$0.85

Diluted net income per common share	$0.17	$0.41	$0.28	$0.82

Weighted-average shares used in the calculation of basic net income per common share	22,639	22,038	22,530	21,903

Weighted-average shares used in the calculation of diluted net income per common share	22,987	22,656	22,921	22,594

Globecomm Systems Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2012	June 30, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$73,551	$72,196
Accounts receivable, net	55,955	59,224
Inventories	36,378	30,664
Prepaid expenses and other current assets	4,770	4,101
Deferred income taxes	3,559	7,041

Total current assets	174,213	173,226
Fixed assets, net	49,376	47,712
Goodwill	68,999	68,463
Intangibles, net	18,110	19,331
Other assets	1,388	1,335

Total assets	$312,086	$310,067

Liabilities and Stockholders’ Equity
Current liabilities	$58,982	$63,389
Other liabilities	164	230
Long term debt	11,525	14,575
Deferred income taxes	12,485	12,485
Total stockholders’ equity	228,930	219,388

Total liabilities and stockholders’ equity	$312,086	$310,067

Globecomm Systems Inc.

Reconciliation of Net Income to adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net income	$3,829	$9,250	$6,505	$18,577
Adjustments:
Interest (income)	(82)	(57)	(167)	(112)
Interest expense	103	157	217	322
Earn-out fair value adjustments	—	(4,100)	—	(10,574)
Provision for income taxes	2,088	2,755	3,534	3,983
Depreciation and amortization	2,819	3,049	5,792	6,196
Stock compensation expense	1,017	905	1,886	1,765

Adjusted EBITDA	$9,774	$11,959	$17,767	$20,157

Globecomm Systems Inc.

Reconciliation of adjusted diluted Net Income per common share

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Diluted net income per common share	$0.17	$0.41	$0.28	$0.82
Earn-out fair value adjustments	—	(0.18)	—	(0.47)

Adjusted diluted net income per common share	$0.17	$0.23	$0.28	$0.35